UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 19, 2004

COMSTOCK RESOURCES, INC.
 (Exact name of registrant as specified in its charter)

NEVADA	000-16741	94-1667468

(State or other jurisdiction incorporation)	(Commission of File Number)	(I.R.S. Employer Identification Number

5300 Town And Country Boulevard
Suite 500
Frisco, Texas 75034
(Address of principal executive offices)

972-668-8800
(Registrant’s Telephone No.)

Item 5. Other Events and Required FD Disclosure

        On February 10, 2004, Comstock Resources, Inc. (“Comstock” or the “Company”) commenced a cash tender offer and consent solicitation (the “Offer”) for any and all of its $220,000,000 aggregate principal amount of 11 1/4% Senior Notes due 2007 (the “1999 Notes”). Holders who validly tender their 1999 Notes by 5:00 p.m., New York City time, on February 24, 2004 (the “Consent Date”), will receive the total consideration of $1,073.47, consisting of (i) the purchase price of $1,043.47 and (ii) the consent payment of $30.00 per $1,000 principal amount of 1999 Notes accepted for purchase. Holders who validly tender their 1999 Notes by the Consent Date will receive payment on the initial payment date, which is expected to be on or about February 25, 2004.

        The Offer is scheduled to expire at 12:00 midnight, New York City time, on March 9, 2004, unless extended (the “Expiration Date”). Holders who validly tender their 1999 Notes after the Consent Date and prior to the Expiration Date will receive the purchase price of $1,043.47 per $1,000 principal amount of 1999 Notes accepted for purchase.

        On February 19, 2004, Comstock agreed to sell $175,000,000 of newly issued 6 7/8% Senior Notes due March 1, 2012. The net proceeds from the offering are expected to be used to fund the Offer.

Item 7. Exhibits

        99.1 Dealer Manager Agreement, dated as of February 10, 2004 between Comstock Resources, Inc. and Bank of America Securities LLC and Harris Nesbitt Corp. in connection with the tender offer for the Company’s 11 1/4% Senior Notes due 2007.

        99.2 Underwriting Agreement, dated as of February 18, 2004 between Comstock Resources, Inc., and Banc of America Securities LLC and Harris Nesbitt Corp., acting as representatives of the several underwriters, for the sale of $175,000,000 of its 6 7/8% Senior Notes due 2012.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 23, 2004

COMSTOCK RESOURCES, INC. By:/s/ M. JAY ALLISON
_________________________
M. Jay Allison President and Chief Executive Officer

Exhibit Index

       Exhibit
       Number                                                                                             Description

        99.1                 Dealer Manager Agreement, dated as of February 10, 2004 between Comstock Resources, Inc.
                                and Bank of America Securities LLC and Harris Nesbitt Corp. in connection with the tender offer for the
                                Company’s 11 1/4% Senior Notes due 2007.

        99.2                 Underwriting Agreement, dated as of February 18, 2004 between Comstock Resources, Inc., and Banc of America Securities LLC and Harris Nesbitt Corp., acting as representatives of the several underwriters, for the sale of $175,000,000 of its 6 7/8% Senior Notes due 2012.

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